ASB Bancorp, Inc. Announces Date Of 2013 Annual Meeting Of Stockholders

ASHEVILLE, N.C., Feb. 11, 2013 /PRNewswire/ -- ASB Bancorp, Inc. (NASDAQ GM: ASBB), the holding company for Asheville Savings Bank, S.S.B., announced today that its annual meeting of stockholders will be held on Thursday, May 23, 2013.

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ASB Bancorp is a North Carolina corporation with one wholly-owned subsidiary, Asheville Savings Bank, S.S.B., a North Carolina chartered stock savings bank with a community focus offering traditional financial services through 13 full-service banking centers located in Buncombe, Madison, McDowell, Henderson, and Transylvania counties in Western North Carolina.

Contact:	Suzanne S. DeFerie
President and Chief Executive Officer
ASB Bancorp, Inc.
11 Church Street
Asheville, North Carolina 28801
(828) 254-7411